Merrill Lynch Global Allocation Fund, Inc.

File No. 811-05576

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2004, Merrill Lynch Global Allocation Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Global Balanced Fund, Inc., a series of Mercury Funds, Inc. (“Global Balanced Fund”), File No. 811-08797.

The Board of the Registrant and the Board of Global Balanced Fund unanimously approved the Reorganization at meetings held on November 12-14, 2003 (Registrant) and November 10-11, 2003 (Global Balanced Fund) and the proposal pursuant to which the Registrant would acquire substantially all of the assets of Global Balanced Fund and assume substantially all of the liabilities of Global Balanced Fund in return for newly issued shares of the Registrant to be distributed to the shareholders of Global Balanced Fund in proportion to such shareholders’ interest in Global Balanced Fund in liquidation of Global Balanced Fund.

On March 8, 2004, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-112455 and 811-05576) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Global Balanced Fund.

On May 10, 2004, the shareholders of the Registrant and Global Balanced Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On August 20, 2004 (the “Reorganization Date”), pursuant to the Agreement, Global Balanced Fund transferred assets valued at $(113,088,742.16) to the Registrant and received in exchange   (7,642,517.519)newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of (111,982.735) Class I shares, (5,057,374.555) Class B shares, (2,102,491.210)) Class C shares and (370,669.019) Class D shares.  Such shares were then distributed to the shareholders of Global Balanced Fund on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Global Balanced Fund with the Securities and Exchange Commission.